AMENDMENT NO. 4 TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 4 TO ADMINISTRATIVE SERVICES AGREEMENT

(this “Amendment”) is effective as of January 1, 2020, and is made by and between Dunham Funds, a Delaware statutory trust (the “Trust”), and Gemini Fund Services, LLC, a Nebraska limited liability company (“Gemini”).

WHEREAS, the parties entered into that certain Administrative Services Agreement dated January 15, 2008, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)               Section 8 to the Agreement hereby is deleted in its entirety and replaced with the following, as the same may be amended from time to time:

8. DURATION AND TERMINATION OF THE AGREEMENT.

This Agreement shall remain in effect for a period of two (2) years from January 1, 2020, and shall continue in effect for successive twelve-month renewal periods provided that each such renewal is specifically approved at least annually by a majority of the Board.

Following January 1, 2022, this Agreement may be terminated with respect to the Trust or any of the Funds at any time (i) by the Board on 90 days’ written notice to GFS or (ii) by GFS on 90 days’ written notice to the Trust.

Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Administrator reserves the right to charge for any other reasonable expenses associated with such termination.

(b)               Amended Schedule B hereby is deleted in its entirety and replaced with Amended Schedule B attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS

By:	/s/ Jeffrey A. Dunham

Jeffrey A. Dunham

President and Principal Executive Officer

GEMINI FUND SERVICES, LLC

By:	/s/ Kevin Wolf

Kevin Wolf

Executive Vice President

AMENDED SCHEDULE B

ADMINISTRATIVE SERVICE FEE SCHEDULE

Amended Schedule B dated as of the 1st day of January, 2020, to the Administrative Services Agreement dated January 15, 2008, as amended, by and between the Dunham Funds and Gemini Fund Services, LLC.

ADMINISTRATIVE SERVICE FEE

For the services rendered by the Administrator in its capacity as administrator to those funds listed on Schedule A (collectively, “Dunham Funds”), Dunham Funds shall pay the Administrator within ten (10) days after receipt of an invoice from the Administrator at the beginning of each month, a fee equal to the greater of the following (pro-rating for partial months), approved by the Board of Trustees of the Trust for inclusion hereunder:

NET ASSET CHARGE (based upon prior month average net assets of the Series as a whole):

Assets up to $250 million………………….                    7 basis points (0.07%)

Assets from $250 million to $500 million…                      5 basis points (0.05%)

Assets from $500 million to $1 billion……                       3 basis points (0.03%)

Greater than $1 billion……………………..                    1 basis point (0.01%)

OR

MINIMUM FEE:

$400,000 per year

Plus a FIN 48 compliance fee. For the period beginning October 1, 2016 and ending September 30, 2017, each Fund shall pay GFS $247.50 per calendar quarter for FIN 48 compliance. Beginning October 1, 2017, each Fund shall pay GFS $495.00 per calendar quarter for FIN 48 compliance.

STATE REGISTRATION (BLUE SKY) FEES

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(1) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

Initial registration…              $295

Registration renewal…         $150

Sales reports (if required)… $25.00

REPORTING MODERNIZATION FEES

Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Fixed Income/Other non-Equity Funds	$8,500-$10,000***
N-CEN filings w/out N-PORT (interim)	Confluence Reporting	$500

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.

*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds. For the period of time where compilations and filings are not required to include Liquidity Classifications under SEC Rule 22e-4, the fee will be discounted by 20%.

OUT OF POCKET EXPENSES

Each fund shall reimburse the Administrator for any out-of-pocket expenses, exclusive of salaries, advanced by the Administrator in connection with but not limited to the printing or filing of documents for the fund, travel, telephone, facsimile transmissions, stationery and supplies, record storage, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. The Administrator shall provide the fund with a monthly invoice of such expenses and the fund shall reimburse the Administrator within fifteen (15) days after receipt thereof.

SPECIAL REPORTS

All reports and/or analyses requested by the Trust, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Trust, that are not in the normal course of fund administrative activities as specified in Section 1 of the Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

Labor:

Senior staff - $150.00/hr. Junior staff - $75.00/hr. Computer time - $45.00/hr.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule B to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DUNHAM FUNDS

By:	/s/ Jeffrey A. Dunham

Jeffrey A. Dunham

President and Principal Executive Officer

GEMINI FUND SERVICES, LLC

By:	/s/ Kevin Wolf

Kevin Wolf

Executive Vice President